CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF KRAMER JUNCTION COMPANY

Alan M. Albright certifies that:

1.          I am the sole incorporator of KRAMER JUNCTION COMPANY, a California corporation.

2.           I hereby adopt the following amendment of the Articles of Incorporation of this corporation.

                    ARTICLE ELEVENTH is amended to read as follows:

                         No Common Shares may be mortgaged, pledged, subjected
                         to any security interest or otherwise hypothecated to any
                         person or entity other than the corporation.

3.           No directors were named in the original Articles of incorporation and none have been elected.

4.           No shares have been issued.

          I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of my own knowledge.

DATE:      June 20, 1991

/s/ Alan M. Albright Alan M. Albright Incorporator